Exhibit 10.4.4

Execution Copy
[Translation of Chinese original]
EQUITY TRANSFER AGREEMENT
IN CONNECTION WITH
SHANGHAI HONGMEN ADVERTISING CO., LTD.
By and Among
REDGATE MEDIA AD CO., LTD.
WEIDONG ZHU
And
SHANGHAI HONGMEN ADVERTISING CO., LTD.
Date: December 19, 2007
King & Wood
Shanghai Office

THIS AGREEMENT is entered into in Beijing, the PRC on this 19th day of December 2007 by and among:
(1)	REDGATE MEDIA AD CO., LTD., a limited liability company established and existing under the laws of the PRC, with its registered address at Suite 1807, 15th Floor, Tower B, Jianwai SOHO, 39 Dongsanhuanzhong Road, Chaoyang District, Beijing (the “Transferee”);

(2)	WEIDONG ZHU, the natural person shareholder of Shanghai Hongmen Advertising Co., Ltd. whose ID card number is 310110197006105018 (the “Transferor”); and

(3)	SHANGHAI HONGMEN ADVERTISING CO., LTD., a limited liability company established and existing under the laws of the PRC, with its registered address at Block P-1, 7523 Beiqing Gonglu, Zhonggu Town, Qingpu District, Shanghai (the “Company”).

(The Transferee, the Transferor and the Company are collectively referred to as the “Parties” and individually as a “Party”.)
WHEREAS:
(A)	The Company was established on June 9, 2004. As at the execution date hereof, the Company’s registered capital is Renminbi Six Million Four Hundred and Ten Thousand (RMB6,410,000).

(B)	The Transferor wishes to sell and the Transferee wishes to purchase the Subject Equity (as defined below) on the terms and conditions hereof.

(C)	The Transferor and the Company agree to give certain representations, warranties and covenants in respect of the Transfer of Equity Interest.
The Parties have agreed as follows:
1.	Definitions
1.1 In this Agreement, the following terms shall have the meanings assigned to them below:
“Warranties” means the representations and warranties as given by Transferor to the Transferee in Schedule 2.

“Subject Equity” means the 0.15 percent of the equity interest of the Company to be purchased by Party A pursuant to this Agreement.

“Encumbrances” means any mortgages, pledges, liens, options, sale rights, preemptive rights, rights of first refusal or any manner of security interest.

“Board” means the board of directors of the Company.

“Costs” means any manner of liabilities, losses, damages, expenses (including legal fees) and expenditures (including Taxes and Levies).

“Transfer of Equity Interest” means the purchase and holding of the Company’s Subject Equity pursuant to this Agreement.

“Equity Transfer and Capital Increase Agreement” means the Equity Transfer and Capital Increase Agreement executed by the Parties and Shanghai Yuqing Advertising Broadcasting Co., Ltd. and other relevant parties on December 19, 2007.

“Completion of the Transfer of Equity Interest” means the confirmation by the Parties pursuant to Article 5 hereof of the fulfillment or waiver of the Conditions Precedent.

“Connected Person” means, in respect of any Party, any company, partnership or other entity which, directly or indirectly, controls or is controlled by, or under common control with said Party; if the Party is a natural person, means his or her spouse or relatives. (For the purposes of this Agreement, the term “control” means exercising control over such party through a direct or indirect holding of such party’s voting equity or by way of an agreement or other arrangement).

“US Dollar” means the legal currency of the United States of America.

“Project” means the project launched by the Company in 2004 under which it plans to erect 1500 — 2,000 mosquito repellent lamps in universities, colleges and neighborhoods in Shanghai in two phases, the first phase to take place prior to June 2006 and the other phase to be approved by the relevant government authority.

“Disclosure Schedule” means the disclosure schedule signed and submitted by the Transferor to the Transferee on or before the execution date hereof to disclose exceptions to the Warranties, and all disclosed matters must be specific and complete, correspond in sequence with the numbers of the relevant Articles in Schedule 2 (see Schedule 3 hereto).

“Renminbi” or “RMB” means the legal currency of the PRC.

“Legal Action” includes any claim, legal action, legal procedure, lawsuit, litigation, indictment, investigation, inquiry or arbitration involving the Company (other than legal actions instituted by it as the plaintiff in the ordinary course of its business for the purpose of recovering of debts).

“Social Insurance” means the pension funds, housing fund contributions, unemployment insurance, work-related injury insurance, medical insurance and comprehensive insurance that the Company is required to pay for its employees pursuant to state and Shanghai local laws and policies, and any other mandatory social security funds specified by the PRC government from time to time.

“Taxes and Levies” means any and all taxes payable (including but not limited to any income tax, business tax, stamp tax or other taxes, customs duties, charges, fees,

deductions, penalties or withholding tax that are imposed, collected or assessed). The term “taxes” shall also be construed accordingly.
“Consents” means the permits, consents, authorizations, orders, guarantees, confirmations, permissions, licenses, approvals and authorizations necessary or required to conduct the Company’s existing or previous business or business it will prepare to engage in the future.

“Conditions Precedent” means the conditions set forth in Article 3.1 hereof.

“New AoA” means the amended articles of association of the Company or the amendments to the articles of association executed on the date of the formation of this Agreement.

“Outstanding Debts” has the meaning assigned to it in the Equity Transfer and Capital Increase Agreement.

“Business Day” means a day on which banks in Shanghai, PRC are open for business (other than a Saturday, Sunday or statutory holiday).

“Accounts” means the Company’s accounts for the financial period ending on the Balance Sheet Date.

“Balance Sheet” means the balance sheet as at the Balance Sheet Date, attached hereto as Schedule 1.

“Balance Sheet Date” means August 31, 2007.

“Government Approvals” means all of the approval documents for the matters described herein from the PRC government.

“Transfer Price” means the transfer price described in Article 2.2 hereof payable by the Transferee into the Transferor’s domestic account.

“Key Managers” means Weidong Zhu (General Manager) and Yun Yang (Director of Development).

“Intellectual Property” shall include patents, patent applications, utility models, trademarks, service marks, registered designs, copyrights, technical drawings, trade names, database rights, internet domain names, brand names, computer software programs and systems, proprietary technologies, inventions and creations, confidential information and other industrial and commercial intellectual property rights (regardless of whether registered or registrable), as well as all the application documents for applications to register or protect the foregoing.

“PRC” means, for the purposes of this Agreement, the mainland area of the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Capital Increase” means the matters relating to the investment by Pacific Asia Mode Cube Limited (“PAMC”, which, together with the Transferor, are collectively referred to as the “PAMC Group”) of Renminbi Fifteen Million (RMB15,000,000) to subscribe for the increase in the Company’s capital pursuant to the Investment Framework Agreement executed by the Parties and other relevant parties as of the date hereof.

“Capital Increase Agreement” means the agreement concerning the Company’s Capital Increase executed by the Parties and other relevant parties as of the date hereof and pursuant to which the investor subscribes for the Company’s Capital Increase.

1.2	Headings

The headings to the Articles are for reference only and shall not affect the interpretation hereof.

1.3	References

References to PRC laws herein shall include any statutes, regulations, policies with legal force and other auxiliary legislation within the said territory. References to laws shall include versions thereof as revised or amended from time to time. References to this Agreement and any contract shall be construed as including the relevant contract as may be revised, amended or novated.

1.4	Schedules

The Schedules comprise all of the Schedules set forth in the Table of Contents hereof, constitute integral parts hereof and shall be of equal validity as this Agreement.

2.	Transfer of Equity Interest

2.1	Subject to fulfillment of the Conditions Precedent, the Transferor agrees to sell to the Transferee 0.15 percent of the equity interest it holds in the Company and the Transferee agrees to purchase the above Subject Equity, including all rights attaching now or in future thereto, without any Encumbrances.

2.2	Unless the Parties agree to revise the Transfer Price through negotiations, the Transfer Price for the Subject Equity shall be Renminbi Ten Thousand (RMB10,000).

3.	Conditions Precedent

3.1	The transaction described in Article 2 hereof shall be conditioned on the fulfillment of the conditions set forth below or the waiver in writing thereof by the Transferee:
3.1.1	all necessary resolutions have been adopted by the shareholders of the Company to:
(i)	approve the transaction described herein;

(ii)	approve the sale of the Subject Equity to the Transferee pursuant hereto;

(iii)	approve the corresponding amendments to the Company’s existing articles of association; and

(iv)	waive the right of first refusal of the other shareholders of the Company;
3.1.2	the New AoA has been executed by the Parties of;

3.1.3	the Warranties remain true, accurate, complete and not misleading as of the date hereof and as of the date of Completion of the Transfer of Equity Interest;

3.1.4	the Company has secured all necessary Government Approvals for the implementation of the Project (including additional or amended approvals required from time to time in light of the actual progress of the project);

3.1.5	the Transferee has reached an agreement with Shanghai Aoxue Advertising Media Co., Ltd. in respect of the adjustment of the percentage of the equity interest in the Company held and transferred by it, executed the relevant equity transfer agreement, and completed the procedures for the amendment of business registration;

3.1.6	the Company has executed with Chengye Guo the Fixed Return Right Termination Agreement (substantially in the form of Schedule 11 to the Equity Transfer and Capital Increase Agreement) confirming the termination of all of the legal documents concerning Chengye Guo’s right to fixed returns (including but not limited to the Return Rights Agreement and the Return Rights Conversion Agreement executed by Chengye Guo and the Company on September 27, 2004 and April 11, 2006 respectively);

3.1.7	the Parties have reached agreement on the legal documents for the proposed Transfer of Equity Interest (including but not limited to the equity interest transfer agreement in Schedule 4 the execution of which is required for the purposes of business registration) and any revisions made to the legal documents at the request of the government authorities have been approved by the Parties;

3.1.8	the approvals of the relevant PRC government authorities and all relevant Government approval documents for the proposed Transfer of Equity Interest have been secured (if applicable), the Company has completed business registration procedures in respect of the Transfer of Equity Interest, relevant amendments have been made to the register of shareholders of the Company and the Transferee has obtained the investment certificate issued by the Company;

3.1.9	the commercial, legal and financial due diligence on the Company has been performed by the Transferee to its satisfaction (including but not limited to the completion by person(s) designated by the Transferee, to the Transferee’s satisfaction, of the onsite inspection of the 800 lamps of the Project which have been erected);

3.1.10	the Company has executed with each of its employees an employment contract in form and substance satisfactory to the Transferee, and paid on behalf of all of its employees the various types of Social Insurance required by PRC laws and statutes; the term of employment specified in each employment contract executed by the Company with a Key Manager shall not be less than three (3) years;

3.1.11	the Company has executed with each of its employees a non-disclosure agreement and intellectual property agreement in form and substance satisfactory to the Transferee, and with each Key Manager a non-disclosure and intellectual property agreement and non-compete agreement in form and substance satisfactory to the Transferee;

3.1.12	the Company and PAMC Group have executed with Chengye Guo and Shanghai Aoxue Advertising Media Co., Ltd. a non-disclosure agreement and a non-compete agreement in form and substance satisfactory to PAMC Group;

3.1.13	the Company and PAMC Group have executed with the Transferor a non-disclosure agreement and a non-compete agreement in form and substance satisfactory to PAMC Group;

3.1.14	the Parties have reached a consensus on the specific plan and conditions for the Company’s Capital Increase by PAMC and executed a capital increase agreement and related legal documents (including but not limited to the equity joint venture contract and articles of association for the conversion into a Sino-foreign equity joint venture);

3.1.15	the Company has completely discharged all of the Outstanding Debts pursuant to the Equity Transfer and Capital Increase Agreement; and

3.1.16	all of the conditions precedent set forth in Article 4 of the Equity Transfer and Capital Increase Agreement have been fulfilled or waived.
3.2	The Transferor undertakes that it will use all reasonable efforts to ensure that the Conditions Precedent set forth in Article 3.1 are fulfilled as soon as possible within a reasonable and practicable time, but under no circumstance later than three (3) months after the execution hereof.

3.3	The Transferee has the right, at its own discretion and by providing written notice to the Company, to waive all or part of the Conditions Precedent set forth in Article 3.1.

4.	Covenants

4.1	Until Completion of the Transfer of Equity Interest, the Transferor and the Company shall, unless agreed in writing by the Transferee, ensure and procure:

4.1.1	that the Company will take all reasonable measures to keep and protect all of its assets;

4.1.2	the prompt disclosure by the Company or the Transferor to the Transferee of all relevant details of facts or events (whether existing on, before or after the execution date hereof) of which the Company or the Transferor are aware would, based on the facts and circumstances at the time of Completion of the Transfer of Equity Interest, constitute a breach of the Warranties given at the time in question;

4.1.3	that the Company does not take any actions that would materially impede or unduly delay the completion of the transactions described herein, or any actions that would result in a breach of the Warranties;

4.1.4	that the Company does not take actions without the consent of the shareholders meeting or Board which, pursuant to laws or the articles of association, require the consent of the Company’s shareholders or Board;

4.1.5	that the Company does not enter into any agreement, contract, arrangement or transaction other than in the ordinary course of business and with the written consent of the Transferee;

4.1.6	that the Company carry out all necessary Government Approval, registration and other such relevant procedures as required (if any) by the relevant government authorities during each phase of the Project.
4.2	If either the Transferor or the Company materially breaches its Covenants in this Article 4, a Warranty or another obligation hereunder before Completion of the Transfer of Equity Interest, the Transferee shall have the right to unconditionally terminate this Agreement without taking any liability and demand that the Transferor refund the Transfer Price hereunder.

4.3	The Transferor hereby gives covenants identical to those set forth in Articles 5.3, 5.4 and 5.5 of the Equity Transfer and Capital Increase Agreement.

5.	Completion of the Transfer of Equity Interest

5.1	The Parties agree that, within three (3) Business Days after fulfillment (or waiver) of all of the Conditions Precedent, the Transferor shall provide the relevant supporting documentation and provide written notice to the Transferee, and the Parties shall, within three (3) Business Days after the date on which the notice is provided, or on such other date as agreed by the Parties, jointly confirm in writing whether the Conditions Precedent have been fulfilled.

5.2	Within three (3) months from the date of confirmation of the fulfillment of the Conditions Precedent and provided that there are any Company liabilities undisclosed and existing prior to the date of fulfillment of any of the Transferee’s Conditions Precedent, that the representations and warranties given by the Transferee and the Company are not false or misleading and that no event that could have a material adverse effect on the Subject Equity or the Company’s operation has arisen, the

Transferee will, within ten (10) Business Days from the date of expiration of the aforementioned three (3) month period, pay the Transfer Price into an account designated in writing by the Transferor. Within two (2) days from the date of receipt of the aforementioned amount, the Transferor shall issue the Transferee a written letter of confirmation to the effect that such amount has been received.

5.3	If the Conditions Precedent set forth in Article 3.1 above are not or cannot be fulfilled within three (3) months after the execution date hereof or by such other date as agreed by the Parties, the Parties shall hold amicable consultations. If they fail to reach a consensus thereon within fifteen (15) days, the Transferee shall not be required to continue Completion of the Transfer of Equity Interest and shall decide, at its own discretion, by providing written notice to the Transferor, to:
5.3.1	opt to terminate this Agreement without liability; or

5.3.2	provided that the Transferor can complete its outstanding obligations (including fulfillment of the relevant Conditions Precedent), select a later date for completion of the performance of this Agreement. In such event, the Transferee shall: (i) designate one or more dates for the completion by the Transferor of its outstanding obligations; or (ii) release the Transferor from part of its outstanding obligations and designate a date for completion of its remaining outstanding obligations; or (iii) release the Transferor from all of its outstanding obligations; or

5.3.3	opt to extend the completion of this Agreement to a date designated in the notice; under such a circumstance, if the Company or the relevant Transferor fails to perform its or its obligations by the later date, the Transferee may again opt to apply Article 5.3 hereof.
6.	Warranties

6.1	The Transferor and the Company hereby make the representations and warranties to the Transferee as set forth in Schedule 2.

6.2	The Transferor and the Company acknowledge that the Transferee shall execute this Agreement and effect the Company’s Capital Increase in reliance on the Warranties and the covenants set forth in Article 4. Each covenant and Warranty shall be deemed an independent covenant or warranty and (unless otherwise expressly indicated) shall not be limited or constrained by any other covenant or Warranty or by any of the other provisions of this Agreement.

6.3	The Warranties shall be deemed given as of the date hereof and prior to Completion of the Transfer of Equity Interest in light of the facts and circumstances existing at such times.

6.4	The Transferor covenants that if it becomes aware of any fact or event that would cause any Warranty to become untrue, inaccurate or misleading in any manner, it will promptly notify the Transferee thereof in writing.

6.5	The Transferor agrees that if it breaches its Warranties or covenants hereunder, it shall compensate for any direct or indirect losses incurred by the Transferee as a result thereof.

7.	Confidentiality

7.1	Without the written consent of the other Parties (such consent not to be unreasonably withheld), no Party shall issue any pubic statement regarding this Agreement, regarding any other related or additional documents executed in connection with the Transfer of Equity Interest described herein, or regarding the subject of the Transfer of Equity Interest.

7.2	Unless otherwise provided in Article 7.1 or 7.3, the Parties shall treat any of the following information received or obtained in connection with the formation of this Agreement as Confidential Information, and shall not disclose or use the same:
7.2.1	any provisions of this Agreement and any provisions of any agreement signed pursuant to this Agreement;

7.2.2	any negotiations regarding this Agreement (as well as other relevant agreements and legal documents); and

7.2.3	any business, financial matters and other matters (including future plans and objectives) of any of the other Parties.
7.3	Should any of the following circumstances arise (or in the event of the following circumstances), the prohibition described in Article 7.2 against the Parties disclosing or using any information shall not apply:
7.3.1	any law, or the rules or statutes of any regulator or stock exchange, requires disclosure or use thereof;

7.3.2	disclosure or use thereof is required to bestow all of the benefits of this Agreement on the Parties;

7.3.3	disclosure or use thereof is required for any legal procedure arising in connection with this Agreement or any other agreement formed pursuant to this Agreement, or for reasonable disclosure to the tax authorities of tax matters of the disclosing Party;

7.3.4	disclosure is made to the Parties’ professional advisers, provided that the Parties require such professional advisers to comply with the provisions of Article 7.2 on the maintenance of the confidentiality of said information as if they were a party to this Agreement;

7.3.5	the information is already in the public domain other than due to a breach of this Agreement;

7.3.6	the other Party has given prior written approval for the disclosure or use thereof; or

7.3.7	the information is independently developed by any of the Parties after Completion of the Transfer of Equity Interest.
8.	Transfer

No Party has the right to transfer any of said Party’s rights or interests hereunder without the prior written consent of the other Parties.

9.	Governing Law and Dispute Resolution

9.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

9.2	Selection of Arbitration
9.2.1	The Parties shall endeavor to resolve any disputes arising from, or in connection with, this Agreement through amicable consultations. If the dispute cannot be resolved through consultations within sixty (60) days from the date on which any Party issues a notice to the other Parties, the dispute (including a dispute on the validity or existence of this Agreement) shall be submitted to the Shanghai Sub-commission of the China International Economic and Trade Arbitration Commission for arbitration in accordance with said Commission’s arbitration rules in effect at the time of the arbitration.

9.2.2	The arbitration award shall be final and binding on all the Parties, and shall be enforced in accordance with relevant provisions.

9.2.3	The arbitration costs shall be borne by the losing Party or the Party designated by the arbitration tribunal. If a Party is required to enforce the arbitration award through any manner of Legal Action, the breaching Party shall pay all reasonable expenses and expenditures, including but not limited to reasonable legal fees and any additional litigation or arbitration expenses the non-breaching Party incurs in enforcing the arbitration award.

9.2.4	While the dispute is pending, the Parties shall continue to fully perform this Agreement, other than the matters under dispute.
10.	Notices

10.1	All notices shall be made in Chinese and dispatched to the following addresses or fax numbers (as the case may be) by hand, registered airmail or fax:

Redgate Media Ad Co., Ltd.

Address: 8th Floor, Tower B, CITIC Building, 19 Jianguomenwai Avenue, Beijing Attn.: Ying Zhu Telephone: 010-58692980

Fax: 010-58692960
Weidong Zhu

Address: 2nd Floor, Block 1A, Lane 345, Xinhua Road, Shanghai Telephone: 13901729948 Fax: 021-52540919

Shanghai Hongmen Advertising Co., Ltd.

Address: 2nd Floor, Block 1A, Lane 345, Xinhua Road, Shanghai Attn: Yun Yang Telephone: 021-62810161 Fax: 021-52540919
10.2	Any notice, correspondence or document given or dispatched under this Article 10:
10.2.1	shall, if delivered by hand with receipt of a written acknowledgement slip, be deemed served, if delivered by no later than 5:00 pm on a Business Day in the place of service, upon delivery at the relevant address on the strength of the written acknowledgement of receipt; or shall, if delivered later than 5:00 pm on a Business Day in the place of service or at any time on a non-Business Day in the place of service, be deemed served at 9:00 am on the following Business Day in the place of service; or

10.2.2	shall, if dispatched by postage paid express domestic mail in the PRC, be deemed served on the fifth (5th) Business Day following the date of consignment to the post office; or

10.2.3	shall, if dispatched by postage paid international mail from or to any place outside the PRC, be deemed served on the tenth (10th) Business Day following the date of consignment to the post office; or

10.2.4	shall, if transmitted by fax, be deemed served upon transmission with a transmission report confirming successful transmission and oral confirmation of receipt as proof (the dispatcher shall record and sign the same in writing); however, if any notice transmitted by fax is transmitted after 5:00 pm on any Business Day in the place of receipt or at any time on a non-Business Day in said place, it shall be deemed served at 9:00 am on the following Business Day in the place of receipt.
10.3	Any Party shall have the right, at any time during the term hereof, to change its address or fax number for the receipt of notices by giving written notice thereof to the other Parties.

11.	Costs

Each Party shall bear the Costs incurred by said Party in connection with the negotiations for, and preparation and performance of, this Agreement.

12.	Entire Agreement

12.1	This Agreement and all the agreements and/or documents referred to or expressly contained herein constitute the entire Agreement among the Parties on the subject matter hereof, and supersede all previous oral and written agreements, contracts, understandings and correspondence among the Parties concerning the subject matter hereof.

12.2	For the purposes of this Agreement, the Parties shall take all necessary actions to apply for the approvals of the relevant government authorities for the proposed Transfer of Equity Interest and carry out the relevant business registration procedures, including but not limited to the execution of all necessary documents (including the equity transfer agreement shown in Schedule 4 hereto) required by the competent administration for industry and commerce. If the execution of other agreements or any document is required in order to secure the Government Approvals for the Transfer of Equity Interest hereunder or carry out the procedures for the amendment of registration, the provisions or contents of such agreements or documents shall be consistent with this Agreement. In the event of a discrepancy, this Agreement shall prevail.

13.	Severability

If any provision hereof is found to be invalid or unenforceable, such provision shall not be implemented (to the extent that it is invalid or unenforceable) and shall not be deemed a part of this Agreement, but will not cause the other provisions hereof to become invalid. The Parties shall use all reasonable efforts to replace the invalid or unenforceable provision by a valid and enforceable substitute provision, and the validity of the substitute provision shall, to the extent possible, be identical to the originally conceived validity of the invalid or unenforceable provision.

14.	Waiver

The failure or delay by any Party in exercising any right or remedy hereunder shall not operate as a waiver or modification of such right or remedy. The Parties rights and remedies under, and those secured in accordance with, this Agreement are cumulative.

15.	Liability for Breach of Contract

If any Party breaches this Agreement, the breaching Party shall be liable to compensate for the losses incurred to the non-breaching Parties as a result of the breach by the breaching Party (where the Agreement is terminated, the breaching Party shall bear the Costs of the non-breaching Party described in Article 11).
This Agreement is executed in Beijing, the PRC by the duly authorized representatives of the Parties and is made in Chinese in six (6) originals, of which the Parties shall each hold one (1) original and the remainder shall be used to carry out the procedures for the relevant Government Approvals.

REDGATE MEDIA AD CO., LTD. [company seal]
By:	/s/ Yue Jin
	Name:	Yue Jin
	Title:	Chairman of the Board

WEIDONG ZHU
Signature:	/s/ Weidong Zhu

SHANGHAI HONGMEN ADVERTISING CO., LTD. [company seal]
By:	/s/ Yue Jin
	Name:	Yue Jin
	Title:	Chairman of the Board

SCHEDULE 1.
BALANCE SHEET
[See Appendix 1 of Exhibit 10.4.2]

SCHEDULE 2.
WARRANTIES
1.	Authority and Capacity of the Transferor and the Company

1.1	Details of Establishment and Power to Execute This Agreement

The Transferor and the Company have the lawful right and full power and authority to execute and perform this Agreement and any other document executed by the Transferor in accordance with, or related to, this Agreement, and once executed, such documents shall, pursuant to their provisions, constitute valid and binding obligations on the Transferor and the Company.

1.2	No Conflict

The execution of this Agreement by the Transferor and the Company, the performance by them of their obligations hereunder and the execution by them of any other documents to be executed in accordance with, or related to, this Agreement or their performance of their obligations thereunder will not result in the breach of any agreement, Consent or other document, or grant a third party the right to terminate or amend any agreement, Consent or other document, or result in the violation of any judgment or ruling issued or rendered by any court or government agency.

1.3	Registered Capital of the Company
1.3.1	The Company’s registered capital has been paid in full.

1.3.2	The Transferor is the lawful holder of the Subject Equity, there is no dispute in respect of its ownership of the Subject Equity and no party other than the Transferor has any rights or interests in the Subject Equity.

1.3.3	The Transferor has the right to sell and transfer to the Transferee all of the rights in the Subject Equity and does not require the consent of any third party (other than Government Approvals) to do so.
1.4	Business of the Company
1.4.1	All activities carried out by the Company in respect of the Project, such as the applications for, implementation and operation of, the Project, etc. comply with the requirements of all relevant laws, statutes and policy documents (including but not limited to the Regulations for the Administration of the Registration of Outdoor Advertising (Order No. 25 of the State Administration for Industry and Commerce of the People’s Republic of China; implemented from July 1, 2006), the Measures of Shanghai Municipality for the Administration of Outdoor Advertising Facilities (Order No. 43 of the Shanghai Municipal People’s Government; implemented from April 1, 2005) and the Several Implementing Opinions of the Shanghai Municipal Administration for Industry and Commerce on the Administration of the Registration of Outdoor Advertisements (ref. Hu Gong Shang Guang [2006]

No. 178; implemented from July 28, 2006)), and all necessary Government Approvals and Consents therefor have been obtained.
1.4.2	To date, the Company has completed the installation of no less than 800 mosquito repellent lamps and the affixing of advertisements on no less than 800 mosquito repellent lamps, and the approvals of the relevant government authorities have been secured for the installation of the lamps and the affixing of advertisements. Item 1.4.2 of the Disclosure Schedule sets forth all of the Government Approvals and licenses that the Company has secured to date in respect of the Project (hereinafter referred to as the “Approval Documents”, and include but are not limited to the Letter Approving the Erection of Mosquito Repellent Lamps in Neighborhoods, Universities and Colleges in Shanghai (ref. Hu Rong Huan Fa [2004] No. 283) issued by the Shanghai Municipal Urban Appearance and Environmental Sanitation Administration on January 4, 2005, the Decisions of Shanghai Municipality Granting an Urban Appearance and Environmental Sanitation Administrative Permit and the Construction Project Planning Permits (Miscellaneous) secured by the Company in respect of all installed mosquito repellent lamps, and the Outdoor Advertisement Registration Certificates secured for all mosquito repellent lamps on which advertisements have been affixed), all such Approval Documents are currently valid and correspond to each mosquito repellent lamp. The Company has the right, pursuant to the Approval Documents, to continue to install not less than 1,200 mosquito repellent lamps with advertisements and is responsible for affixing the advertisements on such lamps so as to complete the Project, and is not required to apply for any other Government Approvals. The relevant government authorities have not imposed any time limits on the completion of the Project.

1.4.3	All of the location use rights secured by the Company for those mosquito repellent lamps that have already been installed are lawful and valid, all lawful authorizations have been secured for the advertisements that have been affixed thereon and the same have been approved by the competent government agencies, item 1.4.3 of the Disclosure Schedule sets forth all of the contracts, agreements, instruments and other such relevant documents on the basis of which the Company secured the location use rights for the mosquito repellent lamps and advertisement rights, all such documents correspond to each of the mosquito repellent lamps, are currently valid and shall be enforced pursuant to their provisions. Additionally, there are no circumstances that are inconsistent or in conflict with any Approval Document.

1.4.4	The percentage of the total advertising area accounted for by public service advertisements affixed by the Company on mosquito repellent lamps complies with the requirements of any law, statute, government rule or regulation (including Approval Documents), Consent, contract or other such instrument that is binding on the Company, unless any such non-compliance would not have any adverse effect on the Company or the Project.

1.5	Options, Etc.

No person has the right to demand that the Company issue, sell or transfer to him any equity interest. No Encumbrances exist on the Company’s equity interests, nor are there any arrangements or obligations in respect of Encumbrances, nor is the equity interest the subject of any judicial preservation measures. The Company’s equity interest is not the subject of any existing or potential legal dispute or controversy.

1.6	Competing Rights and Interests

Neither the Transferor nor its Connected Persons hold any direct or indirect rights and interests in any sector that competes or could compete with the Company’s business.

1.7	Investments, Joint Ventures and Establishments

The Company has not invested in any other company, enterprise, partnership, joint venture or in any organization, institution or enterprise without legal personality, nor has it set up any establishments, representative offices, places of business or resident offices.
2.	Accuracy and Sufficiency of the Information Disclosed to the Transferee

All of the information contained in this Agreement, and all other information given or provided by the Transferor to the Transferee or any of its representatives, employees or professional advisors during the negotiations for this Agreement or any background check or other investigation conducted by the Transferee (or its representatives) prior to the execution hereof was, at the time of provision, and continues to be true, complete, accurate and not misleading in all respects. There are no facts, matters or circumstances that would make any such information untrue, inaccurate or misleading that have not been disclosed to the Transferee, and there are no facts, matters or circumstances that once disclosed would reasonably affect the Transferee’s intent to purchase the Subject Equity or once disclosed would reasonably affect the provisions on which the Transferee’s intent to purchase the Subject Equity is based.

3.	Accounts and Records

3.1	Recent Accounts

The Company has prepared Accounts in accordance with PRC laws and the PRC accounting rules, standards and practice commonly accepted as at the execution date hereof so as to truthfully and fairly reflect its assets, liabilities and business position as at the Balance Sheet Date, as well as its profits or losses during the relevant periods and has, in accordance with accounting practice, made provisions for bad and questionable debts as at said date.

3.2	Company Accounts

The Company’s Accounts truthfully and fairly reflect the Company’s assets and liabilities and business performance as at the date of the Accounts, as well as its profits and losses during the relevant periods and, in accordance with accounting practice, provisions have been made for bad and questionable debts as at said date.
3.2	Profits

The Company’s profits reflected in the Accounts until the Balance Sheet Date, as well as the profit trends reflected in the aforementioned Accounts have not been affected as a result of being recorded as non-recurring expenditures, unusual or special transactions, or transactions reached on other than ordinary commercial terms or otherwise, thereby causing the profit of all periods or any period to appear unusually large or small (except as reasonably disclosed in such Accounts).

3.3	Loans and Liabilities

The Company does not have any outstanding loan funds, has not carried out any financing that does not need to be shown or reflected in the Accounts and has not borrowed any moneys that it has not repaid.

3.4	Changes Since the Balance Sheet Date (unless agreed in writing by the Transferee)

In respect of the Company since the Balance Sheet Date:
3.4.1	there have not been any material adverse changes in its financial or trading position, or prospects or turnover, nor are there any events, facts or matters that have occurred or could occur that will or could give rise to such change;

3.4.2	it has conducted its business in the ordinary or usual fashion, there has not been any interruption or change in the nature, scope or method thereof, and its operations have maintained continuity;

3.4.3	it has not agreed on any transactions other than in the ordinary course of business, or borne or given rise to any liability (including contingent liability) or made any payments not recorded in the Accounts;

3.4.4	its profits have not been affected by any change or inconsistency of accounting treatment, any non-recurring receipt or expenditure, an abnormal or unusual transaction, or a transaction reached on other than ordinary commercial terms or any other factor that has caused the profits to appear unusually high or low;

3.4.5	its business has not been materially adversely affected by the loss of any key client or any anomalous factor that would affect a similar business to such an extent, nor are there any facts that could give rise to such an effect; for the purposes of this paragraph, the term “key client” of the Company means a client that, prior to the Balance Sheet date, accounted for at least 5 percent of the Company’s turnover;

3.4.6	except as specified in the Accounts, it has not declared, made or paid any dividends or other distributions to shareholders;

3.4.7	it has not reduced or agreed to reduce its registered capital;

3.4.8	there have not been any refusals to pay an insurance claim or a settlement for less than the claim amount;

3.4.9	as compared to the circumstances disclosed in the Accounts, there have not been any material adverse changes in the relationship with the clients of the business described therein, the business described therein, the Company’s financial position, current circumstances, prospects, assets or liabilities, nor has there been any damage, destruction or loss (whether insured or not) affecting the business described therein or its assets;

3.4.10	the Company has not acquired, sold, transferred or otherwise disposed of any manner of asset, or cancelled, relinquished, released or discounted all or part of any liability or claim, except as done in the ordinary course of business;

3.4.11	the Company has not relinquished or terminated any right of material or substantive value;

3.4.12	the Company has not made any capital expenditures or capital commitments the total amount of which exceeds RMB1 million;

3.4.13	the Company has not adopted any resolutions that could materially reduce its net asset value nor has it done anything in the handling or management of its affairs that could materially reduce its net asset value; and

3.4.14	other than the existing liabilities and obligations arising under contracts entered into in the ordinary course of business, the Company does not have any liabilities or obligations (whether absolute or contingent).
4.	Legal Matters

4.1	Compliance with Laws

The Company has not, in the past or in the present, violated PRC laws in the business or operations that it engages in. The Company has never breached nor is it currently in breach of its organizational documents. Since its establishment, no court, arbitrator, government agency or regulator has investigated or conducted an inquiry into, nor is currently investigating or conducting an inquiry into the Company, nor are there any pending or foreseen rulings, awards, decisions or judgments, nor has it received any notice or other communication (whether given or made formally or otherwise) issued by a court, arbitrator, government agency or regulator concerning a third party accusing it of any actual or potential violation and/or failure to comply with a law or its organizational document or requiring it to carry out or refrain from carrying out any act.

4.2	Consents and Approval Documents

All Consents have been secured and are fully valid and have been or are being complied with. There are no pending or foreseen investigations or inquiries that could result in the suspension, cancellation, amendment or revocation of any Consent. No

Consent has been breached, and there is no possibility that any such Consent could be suspended, cancelled, refused, amended or revoked (regardless of whether due to the execution or performance hereof or otherwise).
4.3	Legal Actions and Disputes
4.3.1	The Company has not received any claims for damages or other claims.

4.3.2	Neither the Company (nor any person whose acts or breaches of contract the Company is required to bear liability for) is involved in any claim, legal action, legal procedure, litigation, accusation, investigation, inquiry or arbitration (whether as plaintiff, defendant or other concerned party), nor is there any pending or imminent claim, legal action, legal procedure, litigation, accusation, investigation, inquiry or arbitration directed by the Company (or any person whose acts or breaches of contract the Company is required to bear liability for) against a third party, or directed by a third party against the Company (or any person whose acts or breaches of contract the Company is required to bear liability for), or in respect of the Company’s assets.

4.3.3	There is no investigation, administrative penalty, enforcement measure or otherwise against the Company in respect of a claim, legal action, legal procedure, litigation, accusation, investigation, inquiry or arbitration that could give rise to a dispute or controversy.

4.3.4	The disputes disclosed by the Company will not have a material adverse effect on its ordinary operations.

4.3.5	In particular, but without prejudice to the generality of the preceding paragraph, there is no dispute between the Company and any client or employee with respect to the Company’s facilities or work, or any loss, damage or personal injury arising in connection therewith.

4.3.6	There is no existing and unresolved judgment, court order, arbitration tribunal or arbitration award against the Company, and none of its business or assets is subject to any seizure, enforcement or procedure.
4.4	Bankruptcy
4.4.1	No ruling has been rendered, application filed, resolution adopted or meeting convened for the dissolution or bankruptcy of the Company (or other procedure such as the closing down of the Company’s operations, or distribution of the Company’s assets to creditors and/or its shareholders or other investors). There is no case or legal procedure for the bankruptcy or restructuring of the Company and no event has occurred that, pursuant to PRC laws, could provide a legal basis for any such case or legal procedure.

4.4.2	The Company is not insolvent or unable to discharge debts that are due.

5.	Transactions and Contractual Arrangements

5.1	Capital Commitments

The Company has not made and does not propose to give any capital commitments.

5.2	Arrangements with Connected Persons
5.2.1	There are no debts (actual or contingent) or any compensation, guarantee or security arrangements between the Company and the Transferor or any of its Connected Persons.

5.2.2	The Company is not and has never been a party to any contract, arrangement or understanding (i) executed with the Transferor or any of its Connected Persons; or (ii) in which the Transferor or any of its Connected Persons has an interest (direct or indirect).

5.2.3	There currently are no contracts or arrangements between or among the Company and/or the Transferor and/or any of its Connected persons.
5.3	Arrangements with Interested Persons
5.3.1	There are no debts (actual or contingent) or any compensation, guarantee or security arrangements between the Company and any current or former employee or director or any current or former advisor or any person having a connection with the aforementioned persons.

5.3.2	The Company is not and has never been a party to any contract, arrangement or understanding (i) executed with any current or former employee or director or any current or former advisor or any person having a connection with the aforementioned persons; or (ii) in which any current or former employee or director or any current or former advisor or any person having a connection with the aforementioned persons has an interest (whether direct or indirect).

5.3.3	There currently are no contracts or arrangements between the Company and/or any current or former employee or director or any current or former advisor or any person having a connection with the aforementioned persons.
5.4	Effect of the Transfer of Equity Interest

The execution, compliance with and completion of this Agreement shall not and will not cause the Company to lose the rights or benefits that it currently enjoys as a result of any preferential arrangement; or cause any person with whom the Company conducts ordinary business dealings or that gives the Company credit to discontinue conducting business dealings with the Company or discontinue giving the Company credit on the same basis; or cause any of the Company’s directors or senior officers to resign. The attitudes or actions of clients, employees and other persons toward the Company shall not be adversely affected as a result thereof.

5.5	Contracts
5.5.1	The Company is not and has never been a party to a contract, arrangement, undertaking or arrangement as set forth below:
(i)	a contract, arrangement or undertaking outside the ordinary course of business;

(ii)	a contract, arrangement or undertaking not entirely reached on an equitable and commercial basis;

(iii)	a loss-making contract, arrangement or undertaking (i.e. one that is known to potentially result in a loss once performed);

(iv)	a contract, arrangement or undertaking that would be impossible, without difficulty, to complete or perform on schedule without the commitment of particularly large or unusual expenditures or efforts;

(v)	a contract, arrangement or undertaking not executed by the Company as a party but that is, in fact, being performed by the Company; or

(vi)	other than as disclosed to Transferee in the Disclosure Schedule, a consent to become a member of any joint venture, consortium, partnership or other organization without legal personality (other than a recognized industry association).
5.5.2	No contract, obligation, agreement or arrangement to which the Company is a party or which is binding on the Company is invalid, unlawful, unenforceable, or requires registration or amendment as a result of the provisions of a law or statute or as a result of a conflict with a law or statute.

5.5.3	No agreement involving the Company may be or has been terminated and no rights of any person thereunder may be or have been materially adversely affected due to a change in the control of the Company or a change in the composition of the Board.
5.6	Compliance with Agreements

Item 5.6 of the Disclosure Schedule sets forth all of the currently valid contracts or agreements with a value greater than or equal to RMB500,000 to which the Company is a party. All contracts to which the Company is a party and all agreements of any nature regarding the installation of mosquito repellent lamps with advertisements, media leases, erection of advertising billboards and the publication of advertisements inure to the benefit of, are binding on and are enforceable against the relevant parties, and the Company and all other parties have complied with such agreements. There are no grounds for the termination, avoidance or rescission of any contract or such agreements, the Company has not received any notice concerning the termination or an intent to terminate any of the aforementioned documents and is neither in arrears in the payment of nor has it failed to pay any contract amount that is due and payable.

In particular, but without prejudice to the generality of the preceding paragraph, the cooperation arrangement specified in the cooperation agreement executed by the Company with Shanghai Pest Control Co., Ltd. is exclusive and irrevocable, and any discrepancies between the provisions thereof (including provisions on the area of light box public service advertisements) and the Government Approvals (including Approval Documents), Consents, contracts and other such instruments binding on the Company will not affect the validity of the cooperation agreement or have an adverse effect on the Company.

5.7	Security
5.7.1	There are no outstanding guarantees, indemnities, security or consolation (whether legally binding or not) made or given by the Company or of which the Company is the beneficiary.

5.7.2	Neither the Company nor its representatives have provided, made or given rise to any loan, guarantee, pledge, mortgage, lien, bonds, Encumbrances or unusual debts, neither the Company nor its representatives have provided any loans to any of the Company’s directors or shareholders nor have directors or other persons provided any guarantees or security for any of the Company’s finances or other obligations.
6.	Employees, Etc.

6.1	Employees and Terms of Employment
6.1.1	All of the agreements and arrangements concerning the engagement of the Company’s directors and senior management personnel have been executed by the relevant parties on a fair commercial basis, and the terms thereof are, as compared with commonly accepted market practice in the PRC, fair and reasonable.

6.1.2	There are no provisions in any of the terms of employment for the Company’s employees, or in the Company’s consulting agreements or in the terms of appointment of the Company’s directors that would grant such employees, advisors or directors the right to deem a change in the Company’s control or shareholders (the term “control” shall be defined in such relevant documents, if any) as a breach of contract, or the right to receive any payment or other benefit, or that would cause them to deem themselves as having been dismissed or as having been released from any obligation.

6.1.3	There are no past, present, threatened or imminent disputes between the Company and any class of employees, and there are no arrangements between the Company and any labor union or organization that represents said class of employees.

6.1.4	The Company has not been required and there is no possibility that it shall be required to pay compensation in respect of the dismissal of a former employee, and the Company has not been required and there is no possibility that it shall be required to rehire or reinstate a former employee.

6.2	Amounts Payable Upon Termination of Employment Contracts

Other than as disclosed in the Accounts:
6.2.1	the Company has never incurred liability and there is no possibility that it shall incur liability as a result of breaching any employment or consulting contract with any employee or advisor, including but not limited to payment of compensation for dismissal, damages for illegal termination of an employment contract, failure to comply with a ruling on reinstatement or rehiring rendered in favor of any employee; and

6.2.2	in respect of the proposed termination or suspension of the employment of any employee or former employee, or the amendment of such employee’s or former employee’s employment contract or the amendment of any advisor’s or former advisor’s consulting contract, the Company has not paid or agreed to pay to said employee, former employee, a person supported by him, advisor or former advisor any moneys, nor has it provided or agreed to provide any benefits.
6.3	Labor-Management Disputes

The Company is not involved (nor are there any circumstances that could result in its being involved) in any labor-management dispute, or in any dispute or negotiations in respect of a certain material claim with any labor union, employee association or other organization or body that represents employees.

6.4	Incentive System

The Company does not have any equity incentive, stock option, profit sharing or other similar incentive arrangement that involves the Company and any employee or former employee.

6.5	Social Insurance
6.5.1	The Company has not breached any of its obligations to pay Social Insurance on behalf of its employees.

6.5.2	Other than Social Insurance, there are no pension, welfare fund or retirement benefit funds, schemes or arrangements that would obligate (whether morally or contractually) the Company to provide any similar manner of retirement benefits (which term shall include benefits payable in connection with retirement, resignation, death or disability and any other benefits usually provided with fund or retirement schemes) to any employees, workers, former employees, their spouses or other relatives.
7.	Taxes and Levies

7.1	The Company has never participated in any transactions outside the ordinary course of its business that has caused or shall cause it to incur a tax obligation (or, if a remedy, reduction, exemption, deduction or credit is not provided, would or could give rise to such an obligation).
7.2	Since its establishment, the Company has not been involved in any major tax-related disputes with the tax authorities, all tax breaks and financial subsidies that it has enjoyed were lawfully obtained and there is no possibility that it will be required to pay back taxes, or interest thereon, or return the subsidies and bear the attendant liability.

7.3	The Company has punctually paid all taxes and government charges, made all filings, issued all notices and provided all other information that it is required to provide to any tax authority or other government agency by the deadlines specified in relevant laws. All such information is complete and accurate in all material respects; and all filings and notices are complete and accurate in all material respects and were made and issued on the appropriate basis. The Company is not required to pay any back taxes, pay surtaxes or accept other tax investigations, there are no facts that could trigger such an investigation nor has it received nor has there been given any notice for the recovery taxes from the Company by any third party or of a dispute concerning any tax break provided to the Company. The Company is not nor has it ever been liable to pay interest on outstanding taxes.

7.4	The execution or performance hereof will not:
7.4.1	cause the Company to incur any loss, or cause any reduction, exemption, deduction or credit provided in respect of the Company’s profits, income or revenues (or amounts treated as profits, income or revenues) for the purpose of reducing or exempting taxes to no longer be provided or the amount thereof to be reduced; or

7.4.2	cause the Company to be obligated to pay any tax or additional tax.
8.	Assets

8.1	Title to Assets
8.1.1	All of the Company’s assets were entirely the Company’s property as at the Balance Sheet Date. (Other than those that will be disposed of or repaid in the ordinary course of business in future), all such assets as well as all assets and liabilities acquired or arising in future are or will entirely be the Company’s property, are not the subject of any transfer or Encumbrance (other than liens legally arising in the ordinary course of business) and are not the subject of any installment payment, conditional sale or credit sale agreement.

8.1.2	All such assets are occupied (if they can be so occupied) by the Company or under the Company’s control, or the Company has the right to occupy or control the same. All such assets are located in the PRC.

8.1.3	The Company does not own any rights or interests in land or real property. However, it does have valid and binding lease interests, such lease interests are intact and free and clear of any Encumbrances and no third party has asserted that it has rights or interests of greater priority in such lease interests.
8.1.4	Item 8.1 of the Disclosure Schedule gives a list of all of the immovable assets and movable assets leased or used by the Company. With respect to the property or assets leased by the Company that have a substantive connection with its operations, the Company is in compliance with the lease terms therefor, has valid lease interests in such assets, and they are free and clear of any liens, Encumbrances or security interests or of claims by any third party other than the lessor of such property or assets.
8.2	Sufficiency of Assets

The assets owned or leased by the Company constitute all of the property, rights and assets required by it to fully and effectively carry on its existing business or to facilitate its engagement in business.

8.3	Insurance
8.3.1	The Company has insured all of its insurable assets for their entire replacement value pursuant to the type(s) of insurance that are commonly taken out by companies that engage in similar business or own similar assets. The insurance taken out by the Company includes casualty insurance, personal injury and death insurance, third party liability insurance and other types of insurance commonly taken out by such companies.

8.3.2	With respect to all such insurance:
(i)	to date, the Company has punctually paid all premiums;

(ii)	the insurance taken out by the Company on leased immovable assets is presently valid, and if the Company is responsible for renewing such insurance, such insurance policies satisfy the requirements in respect of the lease of any immovable assets in all respects;

(iii)	all insurance policies are fully valid; neither the Company nor the Company’s representative has committed any act or omission, made an erroneous representation or failed to disclose an event that could render such insurance policies revocable, or undertaken any action that could render such insurance polices invalid or unenforceable due to a violation of the law or other reason, or undertaken any action that breaches the terms, conditions or warranties of any insurance policy thereby giving the insurance company the right to refuse to pay all or part of any claim under such policy;

(iv)	with respect to each insurance policy, there are no special or unusual limitations, terms, exceptions or restrictions, the premiums payable do not exceed the standard premium rates and there are no circumstances existing that could cause an increase in the premiums; and

(v)	the Company does not have any outstanding claims, and no circumstances exist that could give rise to any claim.
8.4	Subsidies

The Company has never applied for nor has it ever received from a government agency, local agency, state agency or local authority any investment, subsidy, loan subsidy or financial assistance.

8.5	No Undisclosed Debts

Other than (i) the debts disclosed or listed in the Accounts; (ii) debts incurred in the ordinary course of business after the Balance Sheet Date (the foregoing two items have no material adverse effect on the Company’s financial or trading position, prospects or turnover); or (iii) debts disclosed in this Agreement, the Company does not have any debts.

9.	Intellectual Property

9.1	Title

All Intellectual Property rights (the Company shall set forth in item 9.1 of the Disclosure Schedule all registered Intellectual Property and all Intellectual Property the registration of which it is currently applying for, and give a brief description of the salient points thereof) that are being or can be used in the Company’s business, that are required for the Company’s business or are relevant to the Company’s business and all of the relevant applications for the registration thereof:
9.1.1	are or will be lawfully owned by the Company as beneficiary thereof, or are lawfully used with the consent of or pursuant to a license from the rights owner;

9.1.2	are valid and enforceable;

9.1.3	have not been infringed upon, challenged or opposed;

9.1.4	are not subject to any Encumbrance provided to a third party or any Consent or authorization;

9.1.5	with respect to the rights in the aforementioned registered Intellectual Property or to the Intellectual Property the registration of which is currently being applied for that is set forth and a brief description of the salient points of which is given on the asset list in the Disclosure Schedule, the registration renewal fee for those that have expired has been paid and all measures required to maintain and protect the aforementioned Intellectual Property rights have been taken; and

9.1.6	no claim has been lodged nor are there any pending applications such that, in the event that such claim is lodged or such application is approved, the truthfulness and accuracy of any of the foregoing provisions would be materially affected.

SCHEDULE 3.
DISCLOSURE SCHEDULE
[None]

SCHEDULE 4.
EQUITY TRANSFER AGREEMENT (FOR BUSINESS REGISTRATION)

Equity Transfer Agreement
The Agreement (“Agreement”) was executed on the day             of           ,           in Shanghai, China by and among the following parties:
(1)	Redgate Media AD Co., Ltd., a limited liability company incorporated and existing under the laws of China, with its registered address at Room 1807, 15/F, South Tower of Building B, Jianwai SOHO, No.39 East 3rd Ring Road Central, Chaoyang District, Beijing, China (“Transferee”);

(2)	Weidong Zhu, a Chinese citizen with his ID card No.: 310110197006105018 (“Transferor”);

(3)	Shanghai Hongmen Advertising Co., Ltd., a limited liability company incorporated and existing under the laws of China, with its registered address at P-1 Building, No. 7523 Beiqing Road, Zhonggu Town, Qingpu District, Shanghai, China (“Company”).
(The Transferee, Transferor and the Company are hereinafter collectively referred to as the “Parties” and individually referred to as a “Party”.)
The registered capital of the Company is RMB6,410,000, of which the Transferor contributed RMB3,150,000, accounting for 49.14%. It is agreed as follows through amiable negotiation in accordance with pertinent laws and regulations:
Article 1 Equity Transfer
1.1 Transferor shall transfer 0.15% equity interest of the Company held by it to the Transferee at the cost of RMB10,000.
1.2 The rights attached to the Equity Interest shall be transferred along with the Equity Interest.
1.3 The Transferee shall pay the transfer price to the Transferor as agreed upon with Transferor.
Article 2 Warranties and Undertakings

2.1 The Transferor undertakes to the Transferee that the equity interest to be transferred is true, reliable and complete.
2.2 Transferor undertakes to Transferee that it has full rights, powers and capabilities of act for equity transfer, free of fraud.
Article 3 Liability for Breach of Contract
Each party in breach of the Agreement shall assume the corresponding liability for breach of contract.
Article 4 Methods of Dispute Settlement
Any and all disputes arising from the performance of the Agreement shall be settled through amiable negotiation; where negotiation fails, any party may apply to China International Economic and Trade Arbitration Commission Shanghai Sub-commission for arbitration.
Article 5 Miscellaneous
5.1 The Agreement shall be made in four (4) copies, one for each party and the other for the Company for the purpose of completion of relevant procedures.
5.2 The Agreement shall take effect with signatures of the Parties.
[Execution page below]

[Execution Page]

Redgate Media AD Co., Ltd. (seal)
Signature:
	Name:	Yue Jin
	Title:	Chairman

Weidong Zhu
Signature:

Shanghai Hongmen Advertising Co., Ltd. (seal)
Signature:
	Name:	Yue Jin
	Title:	Chairman

Appendix VI
Form of Non-competition Agreement (to be signed by and among the Investors, the Company and Weidong Zhu)